AMENDMENT
TO ROLLOVER AGREEMENT

This Amendment (this “Amendment”) to the Rollover Agreement (as defined below) is made and entered into as of January 14, 2026, by and between Soho House & Co Inc., a Delaware corporation (the “Company”), and the party listed on the signature page hereto (the “Reinvestment Stockholder”), each of whom is a party to that certain Rollover and Support Agreement (the “Rollover Agreement”), dated as of August 15, 2025. The Company and the Reinvestment Stockholder are each referred to herein as a “Party” and collectively as the “Parties.” All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Rollover Agreement.

WHEREAS, the Company, EH Parent LLC, a Delaware limited liability company (“Parent”) and EH MergerSub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), are each party to that certain Agreement and Plan of Merger, dated as of August 15, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, upon the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving such merger (the “Merger”), upon the terms and subject to the conditions set forth therein;

WHEREAS, the Parties desire to amend the Rollover Agreement by entering into this Amendment;

WHEREAS, the Company entered into a separate Rollover and Support Agreement, dated as of August 15, 2025 (the “GS Rollover Agreement”), with West Street Strategic Solutions Fund I, L.P., Broad Street Principal Investments, L.L.C., West Street Strategic Solutions Fund I-(C), L.P., WSSS Investments W, LLC, WSSS Investments X, LLC, WSSS Investments I, LLC, WSSS Investments U, LLC and West Street CT Private Credit Partnership, L.P. (collectively, the “GS Funds”), pursuant to which certain shares owned by the GS Funds are designated as “Rollover Shares” thereunder (the “GS Rollover Shares”);

WHEREAS, concurrently with the execution and delivery of this Amendment, the Company and the GS Funds will enter into an amendment to the GS Rollover Agreement to increase the number of GS Rollover Shares;

WHEREAS, Section 21(b) of the Rollover Agreement provides that such agreement may be amended or modified by the Parties at any time by execution of an instrument in writing signed on behalf of (i) the Reinvestment Stockholder and (ii) the Company, with the approval of the Special Committee and Parent;

WHEREAS, Section 6.22 of the Merger Agreement provides that the Company shall not amend, modify, supplement or terminate the Rollover Agreement, or waive any provision thereof, without the prior written consent of the Special Committee and Parent; and

WHEREAS, the Special Committee has approved this Amendment.

NOW, THEREFORE, pursuant to Section 21(b) of the Rollover Agreement, the Company, Parent and the Reinvestment Stockholder hereby agree as follows:
1.	Schedule 1 attached to the Rollover Agreement is hereby replaced in its entirety with the schedule attached hereto as Annex A.

2.
From and after the date hereof, the Company shall not, without the prior written consent of the Reinvestment Stockholder, amend, modify, supplement, terminate or waive (or agree to amend, modify, supplement, terminate or waive), directly or indirectly, any provision of (A) the GS Rollover Agreement or (B) that certain Rollover Side Letter, dated August 15, 2025, by and among the Company and the GS Funds.

3.	Except as expressly set forth herein, no other amendments or modifications are made to the Rollover Agreement, which shall remain in full force and effect.
4.
The Company agrees that it shall use its reasonable best efforts to obtain equity funding after the date the Merger closes through and including the date that is nine months following the Closing Date (as defined in the Merger Agreement) (such time period, the “Fundraising Period” and such equity funding during the Fundraising Period, the “Post-Closing Equity Funding”). The Parties acknowledge that the Company’s reasonable best efforts to raise any form of equity during the Fundraising Period shall satisfy the foregoing obligation. For clarity, (i) the first $70.0 million in net proceeds received by the Company from any such equity funding during the Fundraising Period and (ii) any equity that the Board of Directors of the Company (the “Board”) issues to fund emergency capital required by the Company for its working capital needs (as determined in good faith by the Board) during the Fundraising Period shall not be applied or utilized as described under paragraph 5 of this Amendment (or count towards the $70.0 million in paragraph 4(i) of this Amendment) and shall instead be utilized for the account of the Company for its working capital needs. The Company shall keep the undersigned reasonably informed on a current basis of the status of the Post-Closing Equity Funding (including material developments, timing, and key terms under consideration).

5.
If the Company is able to obtain Post-Closing Equity Funding, then (a) with respect to the first  $163,126,505 of net proceeds from the Post-Closing Equity Funding actually received by the Company, a number of the Reinvestment Stockholder’s shares of Company Common Stock (as defined in the Merger Agreement) equal to the product (rounded down to the nearest whole number) of (x) 50% of such net proceeds divided by (y) $9.00 shall be redeemed by the Company, at the Reinvestment Stockholder’s option, using such net proceeds within three business days of the closing of such Post-Closing Equity Funding, at a price of $9.00 per share, subject to applicable withholding taxes (the “Per Share Cash Consideration”) and (b) with respect to the next $56,743,281 of net proceeds from any Post-Closing Equity Funding actually received by the Company, an additional number of the Reinvestment Stockholder’s shares of Company Common Stock equal to such net proceeds divided by $9.00 shall be redeemed by the Company, at the Reinvestment Stockholder’s option, using such net proceeds within three business days of the closing of such Post-Closing Equity Funding, at a price per share equal to the Per Share Cash Consideration. The number of the Reinvestment Stockholder’s shares of Company Common Stock that are redeemed in exchange for the Per Share Cash Consideration shall be allocated between the Reinvestment Stockholder’s shares of the Company’s Class A common stock, par value $0.01 per share, and his shares of the Company’s Class B common stock, par value $0.01 per share, in such proportions as the Reinvestment Stockholder may determine in his sole discretion.

6.
The Parties agree that for United States federal and applicable state and local income tax purposes, the Per Share Cash Consideration paid to the Reinvestment Stockholder pursuant to paragraph 5 herein, if any, shall be treated as amounts paid in redemption of the redeemed Company Common Stock pursuant to Section 302 of the United States Internal Revenue Code of 1986, as amended.

7.	For the avoidance of doubt, that certain Rollover Side Letter, dated August 15, 2025, by and among the Company and the Reinvestment Stockholder, shall remain in full force and effect.
8.	In the event of any conflict between the terms of the Voting Agreement and this Amendment, the terms of this Amendment shall govern.

[Signature Page Follows]
IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date set forth above.

SOHO HOUSE & CO INC.

By: /s/ Andrew Carnie
Name: Andrew Carnie
 Title:   Chief Executive Officer

IN WITNESS WHEREOF, Parent has caused this Amendment to be duly executed as of the date set forth above.

EH PARENT LLC

By: /s/ Bradford Nugent
Name: Bradford Nugent
 Title:   Authorized Signatory

IN WITNESS WHEREOF, the Reinvestment Stockholder has caused this Amendment to be duly executed as of the date set forth above.

 /s/ Richard Caring
  Richard Caring

Annex A
	Owned Shares				Rollover Shares
Name of Reinvestment Stockholder	Number of Class A Owned Shares	Number of Class B Owned Shares	Number of Owned SAR Awards	Number of Owned RSU Awards	Number of Class A Rollover Shares	Number of Class B Rollover Shares	Number of Rollover SAR Awards	Number of Rollover RSU Awards
Richard Caring	373,774	41,138,330	0	0	373,774	41,138,330	0	0